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                                                        EXHIBIT 10.20
                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this 25th day of January 1999, by and between INTERNET UNIVERSE, LLC (formerly named Collectors Universe, LLC), a California limited liability company (the "Company"), and BRENT GUTEKUNST, an individual (the "Executive").

                                   WITNESSETH:

         WHEREAS, the Company, which is wholly-owned by Professional Coin Grading Service ("PCGS" or "Parent"), is engaged in the business of conducting auctions, over the internet, at which it sells rare and valuable collectibles, including, coins, stamps, comic books, movie posters, records and products and other items that have been autographed by sports and other celebrities (collectively, "Collectibles"); and

         WHEREAS, pursuant to an Asset Acquisition Agreement of even date herewith (the "Asset Acquisition Agreement"), PCGS has acquired a substantial portion of the assets of Info Exchange, Inc. ("Info Exchange"), which has been engaged in the business of developing and maintaining software and other data needed for and used in the conduct of auctions and sales of products, including Collectibles, over the internet; and

         WHEREAS, PCGS is contributing the assets of Info Exchange to the Company and the Company desires to employ Executive, who was the President of Info Exchange, as its President and Chief Operating Officer, and Executive desires to accept and serve in such position with the Company, pursuant to the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of each party to the other set forth herein, the Company and the Executive, intending to be legally bound, hereby agree as follows:

         1. Employment; Appointment as a Director.

                  1.1 Employment. The Executive is hereby employed as the President of the Company, and the Executive accepts such employment, on the terms and conditions set forth in this Agreement. In that position, Executive shall be responsible for (i) developing and maintaining the software and other proprietary data and techniques required to establish, operate and maintain separate internet websites (each of which shall sometimes be referred to hereinafter as a "Universe") through which the Company or PCGS will be able to operate and manage auctions of and to sell Collectibles and other products and to provide services to the public over the internet, and (ii) performing such other duties as are assigned to Executive by the Chairman of the Company (the "Chairman") or by the Managers of the Company (the "Management Committee"). During the Executive's employment hereunder, Executive agrees that:

                           (a) He shall devote his full business time and all of
his skills and efforts to the diligent and timely performance of the foregoing responsibilities and such other duties as shall be assigned to him from time to time by the Chairman or the Management Committee; and

                           (b) He shall not serve as an officer, director,
employee, consultant or advisor to any other business or otherwise engage in any business activities; provided, however, that the Executive may serve as a director of another corporation so long as (i) such corporation does not

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compete, directly or indirectly, with the Company or any of its Affiliates (as defined in Subsection 11.8 hereof), (ii) such services do not adversely affect Executive's ability to perform his duties under this Agreement, and (iii) such service is first approved by the Management Committee of the Company. Executive hereby represents and warrants that he is under no contractual commitments (written or oral) that are inconsistent with his obligations set forth in this Agreement, including, but not limited to, any non-competition, trade secret or confidentiality agreements. Without limiting the generality of the foregoing, Executive represents that none of the information that he needs or will use in performing his duties hereunder belongs to any other person or entity.

                  1.2 Directorship. Executive also shall be appointed as a director to serve on the Board of Directors of PCGS, effective beginning as of January 4, 1999 and continuing until such time as a successor is elected to the PCGS Board of Directors. Executive shall not be entitled to any compensation for his services as a member of the PCGS Board of Directors.

         2. Term. The term of this Agreement and Executive's employment hereunder shall be approximately three (3) years, commencing on January 4, 1999 (the "Employment Commencement Date") and ending on December 31, 2001; provided, however, that this Agreement and Executive's employment hereunder shall be subject to earlier termination as provided in Section 7 hereof.

         3. Compensation.

                  3.1 Base Salary. As compensation for all services to be rendered by Executive to the Company, or any of its Affiliates, whether under this Agreement or otherwise, the Company shall pay to the Executive a base salary of One Hundred Twenty Thousand Dollars ($120,000) each year during the term of this Agreement (the "Annual Base Salary"). The Annual Base Salary shall be paid in periodic installments on a regular basis in accordance with the Company's normal payroll procedures and policies.

                  3.2 Incentive Compensation. Executive shall become entitled, upon commencement of his employment, to earn bonus compensation on the following terms and conditions:

                           (a) 1999 Bonus. Executive shall be entitled to
receive a cash bonus of $60,000 if, during the calendar year ending December 31, 1999, the Company is able to establish and operate at least ten (10) fully functional website Universes, at least five of which must be "Major Universes" and the other five shall be "Minor Universes" (as such terms are hereinafter defined).

                                    (i) The Major Universes may consist of
         separate Universes for the auctioning and sale of (A) coins, (B) stamps, (C) sports cards and sports memorabilia, (D) products and items autographed by (sports, music, performing arts and other) celebrities,
         (E) comic books and other collectibles as mutually agreed. To qualify as a fully functional Major Universe, a Universe must (x) have average gross revenues (whether from sales or advertising) of at least five thousand dollars ($5,000) per week and at least one thousand (1,000) different customers each day, for at least 4 consecutive weeks during any 4 weeks of calendar 1999, and (y) contain functional content, that includes at least a price guide and editorials that are accessible to and usable by PCGS, the Company and such customers.

                                    (ii) The requirement of at least five (5)
         fully functional Minor Universes will be deemed to have been satisfied if at least five (5) Universes, in addition to the five Major Universes, have been established and are operational for the sale of other collectible products or items over the internet, each such additional Universe contains functional content that includes a price guide and editorials that are accessible to and usable by PCGS, the


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         Company and such customers and, for at least two (2) consecutive weeks during any 4 weeks of calendar 1999: (A) those additional Universes generate aggregate gross revenues $15,000 (whether from sales or advertising) per week, (B) each such additional Universe has at least one hundred (100) different customers per day and (C) all of such additional Universes have, in the aggregate, at least 2,500 different customers per day.

                           (b) Subsequent Year Bonuses. For services rendered in
calendar year 2000 and 2001, Executive shall have the opportunity to earn bonuses equal to as much as fifty percent (50%) of his Annual Base Salary for such year based on the achievement of overall profitability goals established for the Company by its Management Committee. Achievement of such goals will be determined by reference to the financial statements of the Company for each of such calendar years and, if earned, shall be payable within fifteen (15) days following the final determination that such goals have been achieved.

                           (c) It shall be a condition precedent to the payment
of any annual bonus pursuant to this Section 3.2 that Executive shall have be employed with the Company or any parent corporation or subsidiary of PCGS or of the Company for the entire calendar year, to and including the last day of such year, and Executive shall not be entitled to receive a partial or pro-rated bonus for any partial year of employment hereunder.

                  3.3 Participation in Fringe Benefit Programs. During his employment with the Company, the Executive shall be entitled to participate in all employee benefit plans or programs (including vacation time, sick leave and holidays, but excluding any incentive or bonus compensation plans or programs other than those described in Section 3.2 above) generally available to all employees of Company, to the extent that his position, title, tenure, salary, age, health and other qualifications make him eligible to participate therein. The Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations thereof that are generally applicable to all participants therein.

                  3.4 Expense Reimbursement. In accordance with Company's policies established from time to time, the Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the presentment to Company of reports and receipts identifying the amounts and business purposes of such expenses and the payees thereof.

                  3.5 Moving Expenses. The Company shall pay Executive the sum of $10,000 to defray the costs of moving his personal residence to Orange County, California.

                  3.6 Stock Options. Effective as of January 22, 1999, Executive shall be granted employee stock options to purchase (i) 675 shares of PCGS common stock at an exercise price of $600 per share and (ii) an additional 500 shares of PCGS common stock at an exercise price of $1,200 per share pursuant to and on the terms and conditions contained in the form of Stock Option Agreement attached hereto as Exhibit A.

         4. Confidential Information and Company Property.

                  4.1 Confidential Information. Unless the Management Committee expressly agrees to the contrary in writing, during the term of this Agreement and at all times thereafter Executive shall hold in strict confidence and shall not disclose to any person or entity, and Executive shall not use, other than for the sole benefit of the Company and PCGS, any Confidential Information of the Company or of PCGS. For purposes hereof, "Confidential Information of the Company or PCGS" shall mean any (i)


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financial statements or other financial information or data (historical or prospective) of or relating to Company, PCGS or any Affiliate or customer of Company or PCGS that has not been publicly disclosed by the owner of such information, (ii) the Proprietary Assets (as defined in the Asset Acquisition Agreement) and any improvements or enhancements thereto; (iii) software used in the business of the Company or that of PCGS (iv) manufacturing or marketing data and any other information relating to any technique, process, formula, software, developmental or experimental work, work in progress, business methods or trade secrets, (v) information relating to customers or clients of the Company, PCGS or any of their respective Affiliates (including, without limitation, any customer or client list or lists of customer or client sources), (vi) business or marketing plans of the Company or PCGS, and (v) any other proprietary, confidential or secret information belonging or relating to the Company, PCGS or any of its Affiliates or any of their products or services or other business activities. The foregoing restrictions with respect to the disclosure of Confidential Information shall not apply to (x) information which is or becomes, other than as a result of a breach of this Agreement, generally available to the public, or (y) the disclosure of information required pursuant to a subpoena or other legal process; provided that the Executive shall notify the Company, in writing, of the receipt of any such subpoena or other legal process requiring such disclosure immediately after receipt thereof and the Company shall have a reasonable opportunity to quash such subpoena or other legal process or to obtain appropriate protective orders prior to any disclosure by the Executive.

                  4.2 Other Company Property. Upon termination of his employment for any reason whatsoever, Executive shall promptly return and deliver to the Company (i) all documents, records, notebooks, work papers and all similar repositories containing any information belonging to or concerning the Company, PCGS or any Affiliate or any customer or supplier of Company, whether prepared by Executive, the Company, PCGS or anyone else, including all of the Proprietary Assets and all copies thereof, and (ii) all other property of Company or PCGS in Executive's possession, such as but not limited to, computers, printers and other computer accessories, telephones, pagers and other communication devices, furniture and keys.

         5. Covenants Against Actions Damaging the Company. Executive agrees that, during the term of this Agreement or at any time thereafter, he will not
(i) make any claim that he has any right, interest or title, of any kind or nature whatsoever, in or to any of the Proprietary Assets or any improvements or enhancements thereto or derivative works therefrom, or in or to any products, methods, practices, processes, discoveries, ideas, software, improvements, enhancements, devices, creations, business plans or systems, or, subject to applicable labor laws, inventions, relating to the business of Company, PCGS or any Affiliate thereof, or used, developed or discovered by the Company, PCGS, any Affiliate or by Executive at any time during his employment with Company, PCGS or any Affiliate thereof, or (ii) disclose any of such matters to any third party. Executive further agrees that, at the Company's request, at any time during or after his employment with Company, he will assign to the Company all rights that he may have to any inventions, works of authorship, software, developments, improvements, enhancements or trade secrets or other proprietary or intellectual property that he may have developed during the course of his employment with Info Exchange, Inc. or which he may develop during the course of his employment with the Company or PCGS and will execute and deliver to the Company or PCGS such documents and instruments as the Company or PCGS may reasonably require to evidence or effectuate such assignment. Executive further agrees that during the term of this Agreement, and for a period of two (2) years following the termination (for any reason) of his employment with Company he shall not, whether for himself or on behalf of or in conjunction with any third party, (x) hire any employee of the Company, PCGS or any Affiliate thereof, or induce or entice any such employee to leave his employment with Company, PCGS or any Affiliate, and (y) attempt to induce any person that, at the time of or within the 12 months immediately preceding the termination of his employment, was a customer of or supplier to the Company, PCGS or any of their Affiliates to cease doing business, or to


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reduce the volume of business that such customer or supplier had been doing, with Company, PCGS or any such Affiliate.

         6. Non-Competition.

                  6.1 Executive agrees that he will not engage, either directly or indirectly, in any Competitive Activities (as hereinafter defined) at any time during the term of this Agreement.

                  6.2 In addition, if Executive's employment is terminated without Cause pursuant to Paragraph 7.2 hereof, and Executive engages in any Competitive Activities, or breaches any of his obligations under Sections 4 or 5 of this Agreement, at any time during the Severance Period (as hereinafter defined in Section 8.2 below), then, Executive's right to receive Severance Compensation, and any other amounts under this Agreement (including any amounts otherwise payable under Section 8 hereof), shall terminate automatically and without the necessity of any further action on the part of the Company or Executive.

                  6.3 For purposes of this Section 6, Executive shall be deemed to be engaged in "Competitive Activities" in violation of this Agreement if he engages, either directly or indirectly, in or participates or provides any assistance (financial or advisory or other and whether as employee, employer, consultant, agent, principal, partner, stockholder, lender, officer, director, manager, or in any other representative capacity) in or to any person, corporation, or other business entity that engages or is proposing to engage in, any business or business activities that compete with or are substantially similar to the business or business activities of the Company or PCGS, or any of their Affiliates, in any city or county within the United States in which the Company or PCGS or any of their Affiliates is engaging and continues to engage in its business. Notwithstanding the foregoing, however, Executive's ownership of up to one percent (1%) of the outstanding shares of any class of equity securities of any corporation that are listed for trading on the New York or American Stock Exchanges or on the NASDAQ Stock Market shall not constitute a breach of this Section 6.

                  6.4 In furtherance and not in limitation of the foregoing provisions of this Section 6, should the duration or geographical extent of, or business activities covered by any provision of this Section 6, or any of the provisions of Sections 4 or 5 of this Agreement, be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only the maximum duration, extent or activities which may validly and enforceably covered under applicable law. The Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that such provisions shall be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

         7. Termination Prior to Expiration of the Term.

                  7.1 Terminations Other than without Cause.

                           (a) Disability. Executive's employment shall
terminate immediately, without notice, upon the Executive's becoming totally disabled. For purposes of this Agreement, the term "totally disabled" or "total disability" means an inability of Executive, due to a physical or mental illness, injury or impairment, to perform a substantial portion of his duties for a period of 120 or more consecutive days, or for an aggregate of 180 days (whether or not consecutive) in any 12-month period, as determined by Company's Management Committee.

                           (b) Death of Executive. Executive's employment shall
terminate immediately, without notice, upon the death of Executive.


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                           (c) Termination for Cause. The Company may terminate
Executive's employment at any time for "Cause" (as hereinafter defined) immediately upon written notice to Executive. For purposes hereof "Cause" shall exist and the Company shall be entitled to terminate Executive's employment pursuant to this Section 7.1(c), if:

                                    (i) Executive has committed a material
         breach of his duty of loyalty to Company or PCGS or has violated any conflict of interest policy of PCGS or the Company; or

                                    (ii) Executive has committed an act or has
         failed to act, where such act or failure to act constitutes intentional misconduct, a reckless disregard of the consequences of such act or failure to act, or gross carelessness by Executive; or

                                    (iii) Executive has committed, or is charged
         with the commission of, an act that, under applicable law or government regulations, could be held to constitute the commission of a felony, or the commission of a misdemeanor involving moral turpitude, or could subject the Company, PCGS or any Affiliate to civil or criminal penalties or fines or civil liabilities; or

                                    (iv) Executive commits a breach of any of
         his covenants contained in any of Sections 4, 5 or 6 hereof; or

                                    (v) Executive commits any other breach of
         this Agreement, or of any duties assigned to Executive by the Chairman or Management Committee, which is willful on the part of Executive, or Executive habitually neglects his duties under this Agreement, and fails to cure such breach or neglect of duties within fifteen (15) days following written notice thereof from the Management Committee or if there are more than two (2) instances of any such breach or of any habitual neglect of duties in any period of 12 consecutive months, even if remedied within a period of fifteen (15) days after notice thereof from the Management Committee.

                  7.2 Termination Without Cause. The Company may terminate Executive's employment for any reason, other than one of the reasons enumerated in Paragraphs 7.1(a), 7.1(b) or 7.1(c) hereof, or for no reason whatsoever, at any time effective upon written notice to Executive. Any such termination pursuant to this Section 7.2 shall constitute a "termination without Cause" to which Subsection 8.2 hereof shall be applicable. In the event that the Company commits a material breach of this Agreement and fails to cure such breach within thirty (30) days of its receipt of a written notice from Executive specifying the nature of such breach, Executive's sole right and remedy shall be (i) to terminate this Agreement effective on ten (10) days' prior written notice to the Company, and (ii) to receive the compensation set forth in Subsection 8.2 hereof, to the same extent as if such breach by the Company constituted a termination of Executive's employment by the Company without Cause.

         8. Compensation upon the Termination of the Executive's Employment by the Company.

                  8.1 Termination due to Disability or Death or for Cause. In the event that the Executive ceases to be employed by the Company by reason of the termination of Executive's employment by the Company pursuant to Paragraph 7.1(a), Paragraph 7.1(b) or Paragraph 7.1(c) above, then, he shall not be entitled to any compensation, nor shall the Company have any obligation to pay any sum or have any liability to Executive whether as compensation for his services or as a result of such termination of employment, or otherwise, other than (i) the portion of his then current Base Salary which has accrued through, but was unpaid as of, the date of such termination of employment; and (ii) if and to the extent unpaid as of the effective date of such termination of employment, any bonus earned for the calendar year immediately preceding the year in which such termination occurred. Without limiting the foregoing, in the event of a termination of Executive's employment pursuant to Paragraph 7.1(a), Paragraph 7.1(b) or Paragraph 7.1(c), Executive shall not be deemed to have earned and shall not be


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entitled to receive any bonus compensation for or in respect of the calendar year in which such termination occurred.

                  8.2 Termination By the Company Without Cause. In the event that Executive ceases to be employed by the Company by reason of the termination of Executive's employment by Company without Cause pursuant to Section 7.2 above (including a termination of Executive's employment by Executive due to a material breach of this Agreement by the Company which goes uncured), Executive shall not be entitled to any compensation, nor shall the Company have any obligation to pay any sum or have any liability to Executive whether as compensation for his services or as a result of such termination of employment, or otherwise, other than (i) the portion of his then current Base Salary which has accrued through, but was unpaid as of, the date of such termination of employment, (ii) if and to the extent unpaid as of the effective date of such termination of employment, any bonus earned for the calendar year immediately preceding the year in which such termination occurred, and (iii) severance payments in an aggregate amount (the "Severance Amount") equal to the lesser of
(A) one year's Annual Base Salary (as then in effect) or (B) the result obtained by multiplying one-twelfth (1/12th) of Executive's then current Annual Base Salary by the number of months then remaining in the term of this Agreement (the "Severance Period"). Without limiting the foregoing, in the event of a termination of Executive's employment pursuant to Section 7.2, Executive shall not be deemed to have earned and shall not be entitled to receive any bonus compensation for or in respect of the calendar year in which such termination occurred.

                  8.3 Timing of Payments and Withholding. All payments required to be made by the Company to the Executive pursuant to this Section 8, including, but not limited to any Severance Amount that may become payable pursuant to Section 8.2, shall be paid in accordance with the Company's normal payroll procedures and policies and will be subject to withholding of all applicable payroll and similar taxes required, under applicable law. In addition, if the Executive becomes entitled to receive the Severance Amount pursuant to Section 8.2, such Amount shall be paid during the Severance Period in installments in the same amounts and at the same times as the installments of his annual base salary would have been paid hereunder had he been employed by the Company for the remainder of the term of this Agreement.

         9. Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of the Executive, assign its rights and obligations under this Agreement to (i) PCGS, (ii) an Affiliate of the Company or of PCGS, or (iii) to any unaffiliated corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this Section 9.

         10. Injunctive Relief. The Executive is being employed by the Company due to his knowledge of the industry in which the Company conducts business and his substantial experience and his record of achievement with his prior employers within such industry. The parties acknowledge, and Executive agrees, that for these reasons, it would be difficult to compensate the Company or PCGS fully for the damages they would incur if Executive were to violate or breach any of his material obligations under this Agreement, which shall include, without limitation, the Executive's obligations under Sections 4, 5 and Subsection 6.1 hereof. Accordingly, the Executive specifically agrees that each of the Company and PCGS shall be entitled to temporary, preliminary and permanent injunctive relief to halt a breach or to prevent a threatened breach of this Agreement by Executive and to the remedy of specific enforcement of Executive's obligations under this Agreement, without any obligation to post a bond or cash or other security in connection therewith. Nothing herein, however, shall diminish the right of the


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Company and the right of PCGS to claim and recover monetary damages in addition to injunctive relief and specific performance.

         11. Miscellaneous.

                  11.1 Governing Law. This Agreement is deemed to have been made in the State of California, and its interpretation, its construction and the remedies for its enforcement or breach are to be applied pursuant to, and in accordance with, the laws of the State of California for contracts made and to be performed in that state. In the event any party hereto is required to initiate any legal action or proceeding to enforce its rights hereunder, such action or proceeding shall be brought and maintained exclusively in the Superior Court for the County of Orange, in California and each party agrees to accept, and not to challenge, the jurisdiction of such court over the parties and the subject matter of such action or proceeding or the convenience of the forum and to accept and not to challenge the adequacy of service by certified or registered mail. The prevailing party in any such action or proceeding shall be entitled to recover its reasonable attorneys fees and disbursements, expert witness fees and disbursements and other costs of suit from the non-prevailing party. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY EXPRESSLY WAIVES ITS RIGHT TO A JURY TRIAL IN ANY SUCH ACTION OR PROCEEDING, IRRESPECTIVE OF WHICHEVER PARTY MAY BRING ANY SUCH ACTION OR PROCEEDING.

                  11.2 Prior Agreements. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior or concurrent agreements and understanding with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. Notwithstanding the foregoing, nothing in this Agreement shall affect any of the rights of the Company or the obligations of Executive under the Asset Acquisition Agreement or under that certain Non-Competition Agreement of even date herewith entered into by Executive with the Company pursuant to the Asset Acquisition Agreement (the "Non-Compete Agreement). Executive acknowledges and agrees that he has received separate consideration for his covenants and agreements under the Asset Acquisition Agreement and his Non-Compete Agreement and that each of the Asset Acquisition Agreement and the Non-Compete Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement or Executive's employment hereunder.

                  11.3 Withholding Taxes. The Company may withhold from any salary and benefits payable under this Agreement all federal, state, city or other taxes or amounts as shall be required to be withheld pursuant to any law or governmental regulation or ruling.

                  11.4 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.

                  11.5 No Waiver. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

                  11.6 Severability. If, but only to the extent that, any provision of this Agreement shall be invalid or unenforceable, then, subject to the provisions contained in Section 7.4 hereof, such offending provision shall be deleted from this Agreement, but only to the extent necessary to preserve the validity and effectiveness of this Agreement to the fullest extent permitted under applicable law.


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                  11.7 Interpretation. This Agreement is the result of
arms-length negotiations between the parties hereto and no provision hereof, because of any ambiguity found to be contained herein or otherwise, shall be construed against a party because such party or its legal counsel was the draftsman of that provision. Unless otherwise indicated elsewhere in this Agreement, (a) the term "or" shall not be exclusive, (b) the term "including" shall mean "including, but not limited to," (c) the terms "herein," "hereof," "hereto," "hereunder" and other terms similar to such terms shall refer to this Agreement as a whole and not merely to the specific section, subsection, paragraph or clause where such terms may appear.

                  11.8 Affiliate. As used in this Agreement, the term "Affiliate"(when used with reference to the Company or PCGS, as the case may be) means any corporation, association or other business entity (i) which owns or controls more than 50% of the total voting power of the Company or PCGS (as the case may be) or, (ii) of which more than 50% of the shares of stock or other ownership interests entitled to vote in the election of directors, managers, or trustees thereof is owned or controlled, directly or indirectly, by the Company or PCGS (as the case may be), and in the case of the Company, includes PCGS.

                  11.9 PCGS as Third Party Beneficiary. PCGS is an intended third party beneficiary of the covenants and agreements of Executive hereunder and shall be entitled to enforce such covenants and agreements independently of the Company.

                  11.10 Counterpart Execution. This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

"EXECUTIVE"                            INTERNET UNIVERSE, LLC
                                       a California limited liability company


/s/ Brent Gutekunst                    By: /s/ David Hall
-------------------------------------      -------------------------------------
BRENT GUTEKUNST


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